Exhibit 10.1
PACIFIC ETHANOL, INC.

EXECUTIVE EMPLOYMENT AGREEMENT
for
JOSEPH W. HANSEN

This Executive Employment Agreement (“Agreement”) by and between Joseph W. Hansen (“Executive”) and Pacific Ethanol, Inc. (the “Company”) (collectively, the “Parties”) is effective as of the last date signed by the Parties.

Whereas, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services;

Whereas, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits; and

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.           Employment by the Company.

1.1           Position.  Subject to terms and conditions set forth herein, the Company agrees to employ Executive in the position of Chief Financial Officer and Executive hereby accepts such employment.  During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.  Executive’s first date of employment shall be January 2,  2008.

1.2           Duties and Location.  Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with Executive’s then current title, consistent with the bylaws of the Company and as required by the Company’s Board of Directors (the “Board”) and Chief Executive Officer.  Executive shall report to the Company’s Chief Executive Officer.  Executive’s primary office location shall be in Sacramento, California, or such other location as is acceptable to both the Executive and the Company.  The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time as agreed to by Executive, and to require reasonable business travel.

1.3           Policies and Procedures.  The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.	Compensation.

2.1           Salary.  For services to be rendered hereunder, Executive shall receive an annual salary at the rate of $250,000.00, paid bi-weekly in the amount of $9,615.38 (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.  Executive’s Base Salary shall be reviewed annually and may be increased as approved by the Board in its sole discretion.

2.2           Annual Bonus.  Executive will be eligible for an annual discretionary bonus of up to fifty percent (50%) of his Base Salary (the “Annual Bonus”).  Whether any Annual Bonus will be awarded, and the amount of the Annual Bonus awarded to Executive, shall be determined by the Board in its sole discretion based upon its consideration of both the Company’s performance and Executive’s performance.  Since the Annual Bonus is intended both to reward past Company and Executive performance and to provide an incentive for Executive to remain with the Company, Executive must remain an active employee through the date that any such bonus is awarded to him in order to earn any such bonus.  Executive will not earn any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the Annual Bonus is awarded to him.  Any Annual Bonus awarded by the Board shall be paid within the first quarter after the end of the calendar year.

2.3           Standard Company Benefits.  Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans which may be in effect from time to time and provided by the Company to its employees generally; provided, however, that Executive shall not be entitled to accrued vacation pay.

2.4           Restricted Stock; Options.  Subject to the approval of the Board, Executive shall be granted 52,650 shares of restricted Company stock (the “Restricted Stock”).  The Restricted Stock shall vest according to a vesting schedule set forth in the governing restricted stock purchase agreement which shall be: 10,530 shares shall vest on 90th day following Executive’s first date of employment, 10,530 shares shall vest on October 4, 2008, 10,530 shares shall vest on October 4, 2009, 10,530 shares shall vest on October 4, 2010, and 10,530 shares shall vest on October 4, 2011; provided that Executive remains employed by the Company.  Executive shall also be eligible for additional grants of restricted stock and/or stock options from time to time as shall be determined by the Compensation Committee of the Board in its sole discretion, and shall be subject to such vesting, exercisability, and other provisions as the Board may determine in its discretion, after reviewing the performance of both Executive and the Company.  Both the Restricted Stock and any stock options shall be governed in all respects by the terms of the applicable restricted stock purchase agreement, stock option agreement, grant notice and plan documents.

2.5           Relocation Assistance.  Executive shall be entitled to participate in the Company’s executive relocation assistance to program, which will cover real estate fees up to 6% of the sale price of your Wisconsin residence, reasonable closing costs, moving expenses for usual and customary household goods from Wisconsin and/or Southern California to Sacramento, plus a $10,000 gross (not tax protected) lump sum payment for incidentals related to your move.

3.	Confidential Information Obligations.

3.1           Confidential Information Agreement.  As a condition of employment, Executive agrees to execute and abide by the Employee Confidential  Information and Inventions Agreement attached hereto as Exhibit A.

3.2           Third Party Agreements and Information.  Executive represents and warrants that Executive’s employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement.  Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party.  During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

4.	Outside Activities During Employment.

4.1           Non-Company Business.  Except with the prior written consent of the Chief Executive Officer (in consultation with the General Counsel), Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor.  Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

4.2           No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, except as a passive investor in mutual or exchange traded funds.

5.	Termination Of Employment.

5.1           At-Will Relationship.  Executive’s employment relationship is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

5.2           Termination without Cause; Resignation for Good Reason.  If, at any time, the Company terminates Executive’s employment without Cause (as defined herein), or Executive resigns with Good Reason (as defined herein), and Executive executes and delivers the Separation Date Release of all claims set forth as Exhibit B hereto and allows such release to become effective, then the Company will provide Executive with the following severance benefits:

(a)           Cash Severance.  The Company shall pay Executive severance in the form of continuation of Executive’s Base Salary in effect on Executive’s last day of employment for a period of twelve (12) months after Executive’s termination, subject to standard payroll deductions and withholdings and payable on the Company’s regular payroll schedule; provided, however, that in the event the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, within three (3) months before or otherwise in anticipation of, or within twelve (12) months after, a Change in Control (as defined below), then the Company shall pay Executive severance in the form of continuation of Executive’s Base Salary in effect on Executive’s last day of employment for a period of eighteen (18) months after Executive’s termination, subject to standard payroll deductions and withholdings and payable on the Company’s regular payroll schedule.  Each payment made pursuant to this Section 5.2(a) is intended to be a separate payment (as defined in Treasury Regulations Section 1.409A-2(b)(2)) from any other payments made pursuant to this Section 5.2(a) for purposes of the “short term deferral rule” under Treasury Regulations Section 1.409A-1(b)(4).

(b)           Continued Health Insurance Coverage.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s then-current group health insurance policies, Executive may be eligible to continue Executive’s then-current group health insurance benefits after termination of Employment.  If eligible and if Executive timely elects continued health insurance coverage, then the Company shall pay the Company’s portion of any premiums necessary to provide coverage for a period of twelve (12) months after the termination date; provided, however, that no such premium payments shall be made following the effective date of Executive’s coverage by a medical, dental or vision insurance plan of a subsequent employer.  Executive shall notify the Company immediately if he becomes covered by a medical, dental or vision insurance plan of a subsequent employer.  Notwithstanding the foregoing, in the event the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, within three (3) months before or otherwise in anticipation of, or within twelve (12) months after, a Change in Control (as defined below), then (if eligible and coverage elected) the Company shall pay the Company’s portion of any premiums necessary to provide coverage for a period of eighteen (18) months after the termination date; provided, however, that no such premium payments shall be made following the effective date of Executive’s coverage by a medical, dental or vision insurance plan of a subsequent employer and Executive agrees to immediately notify the Company of any such coverage.

(c)           Accelerated Vesting.  If Executive has been employed by the Company for one full year or longer, then the Company will accelerate the vesting of any equity awards granted to Executive prior to Executive’s employment termination such that twenty-five percent (25%) of all shares or options subject to such awards which are unvested as of the employment termination date shall be accelerated and deemed fully vested as of Executive’s last day of employment; provided, however, that in the event, and without the requirement that Executive be employed for one full year or longer, the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, within three (3) months before or otherwise in anticipation of, or within twelve (12) months after, a Change in Control (as defined below), then the Company will accelerate the vesting of any equity awards granted to Executive prior to Executive’s employment termination such that one hundred percent (100%) of all shares or options subject to such awards which are unvested as of the employment termination date shall be accelerated and deemed fully vested as of Executive’s last day of employment.

5.3           Termination for Cause; Resignation Without Good Reason.  If the Company terminates Executive’s employment with the Company for Cause, or Executive resigns without Good Reason, then Executive will not be entitled to any further compensation from the Company (other than accrued salary, and accrued and unused vacation, through Executive’s last day of employment), including severance pay, pay in lieu of notice or any other such compensation.

5.4           Termination Due to Death or Disability.

(a)           Death.  This Agreement shall terminate immediately upon Executive’s death and Executive’s estate shall not be entitled to any further compensation from the Company (other than accrued salary, and accrued and unused vacation, through Executive’s last day of employment), including severance pay, pay in lieu of notice or any other such compensation.

(b)           Disability.   If Executive is incapacitated by accident, sickness or otherwise such that Executive is incapable of performing the services set forth in Section 1.1 herein, and such incapacity is certified by a qualified medical doctor, then this Agreement shall terminate.  In such an event, and if Executive or someone authorized to act on his behalf executes and delivers the Separation Date Release of all claims set forth as Exhibit B hereto and allows such release to become effective, then the Company will provide Executive with the following severance benefits; provided, however, that these severance benefits shall be reduced by any amounts provided to Executive by any federal or state disability insurance payments or benefits, and any private insurance disability payments or benefits, provided to Executive:

(i)           Cash Severance.  The Company shall pay Executive severance in the form of continuation of Executive’s Base Salary in effect on Executive’s last day of employment for a period of twelve (12) months after Executive’s termination, subject to standard payroll deductions and withholdings and payable on the Company’s regular payroll schedule.

(ii)           Continued Health Insurance Coverage.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s then-current group health insurance policies, Executive may be eligible to continue Executive’s then-current group health insurance benefits after termination of Employment.  If eligible and if Executive timely elects continued health insurance coverage, then the Company shall pay the Company’s portion of any premiums necessary to provide coverage for a period of twelve (12) months after the termination date; provided, however, that no such premium payments shall be made following the effective date of Executive’s coverage by a medical, dental or vision insurance plan of a subsequent employer.  Executive shall notify the Company immediately if he becomes covered by a medical, dental or vision insurance plan of a subsequent employer.

(iii)           Accelerated Vesting.  If Executive has been employed by the Company for one full year or longer, then the Company will accelerate the vesting of any equity awards granted to Executive prior to Executive’s employment termination such that twenty-five percent (25%) of all shares or options subject to such awards which are unvested as of the employment termination date shall be accelerated and deemed fully vested as of Executive’s last day of employment.

5.5           Deferred Compensation.  If the Company determines that any of the severance benefit payments fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code as a result of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code.  (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Internal Revenue Code, and the regulations and other guidance thereunder, to the severance benefit payments, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”)  However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Internal Revenue Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code.  The Board may attach conditions to or adjust the amounts paid pursuant to this Section 5.5 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 5.5; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Internal Revenue Code.

5.6           Limitation on Payments.  In the event that the payments or other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction in payments or benefits constituting “parachute payments” is necessary pursuant to the foregoing provision, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the parachute payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards unless the Executive elects in writing a different order for cancellation.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5.6 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes and may be relied upon by the Company.  For purposes of making the calculations required by this Section 5.6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The Company and Executive shall further to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.6.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.6.

5.7           No Mitigation.  Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination, or otherwise, except for health insurance benefits as set forth herein.

5.8           Definitions.

(a)           For purposes of this Agreement, “Cause” shall mean any one or more of the following:

(i)           Executive’s indictment or conviction of any felony or of any crime involving dishonesty;

(ii)           Executive’s participation in any fraud or other act of willful misconduct against the Company (including any material breach of Company policy that causes or reasonably could cause harm to the Company);

(iii)           Executive’s refusal to comply with any lawful directive of the Company;

(iv)           Executive’s material breach of Executive’s fiduciary, statutory, contractual, or common law duties to the Company (including any material breach of this Agreement or the Confidential Information and Inventions Agreement); or

(v)           Conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

Provided, however, that in the event that any of the foregoing events is reasonably capable of being cured, the Company shall, within twenty (20) days after the discovery of such event, provide written notice to the Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event.

(b)           For purposes of this Agreement, Executive shall have “Good Reason” for Executive’s resignation if: (w) any of the following occurs without Executive’s consent; (x) Executive notifies the Company in writing, within twenty (20) days after the occurrence of one of the following events that Executive intends to terminate his employment no earlier than thirty (30) days after providing such notice; (y) the Company does not cure such condition within thirty (30) days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition, and (z) the Executive resigns from employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so:

(i)           the assignment to Executive of any duties or responsibilities which result in the material diminution of Executive’s authority, duties or responsibility; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a material diminution of Executive’s authority, duties or responsibility;

(ii)           a material reduction by the Company in Executive’s annual base salary, except to the extent the base salaries of all other executive officers of the Company are accordingly reduced;

(iii)           a relocation of Executive’s place of work, or the Company’s principal executive offices if Executive’s principal office is at such offices, to a location that increases Executive’s daily one-way commute by more than thirty-five (35) miles; or

(iv)           any material breach by the Company of any material provision of this Agreement, including but not limited to Section 7.7.

(c)           For purposes of this Agreement, “Change in Control” shall be deemed to have occurred if, in a single transaction or series of related transactions: (i) any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a “beneficial owner” (as defined in Rule 13-3 under the Exchange Act), directly or indirectly of securities of the Company representing a majority (e.g., 50% plus one share) of the combined voting power of the Company, (ii) there is a merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (iii) all or substantially all of the Company’s assets are sold.

6.           Arbitration.

To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Sacramento, California, conducted by JAMS under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

7.           General Provisions.

7.1           Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

7.2           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

7.3           Waiver.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4           Complete Agreement.  This Agreement, including Exhibit A, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter.  It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by the Executive and a duly authorized officer of the Company.

7.5           Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6           Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.  The Company shall obtain the assumption of this Agreement by any successor or assign of the Company.

7.8           Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

In Witness Whereof, the parties have executed this Agreement.

Pacific Ethanol, Inc.

By:	/s/ Neil M. Koehler
Neil M. Koehler
President and Chief Executive Officer

Date:	12/11/2007

Understood and Agreed:

Executive

By: /s/ Joseph W. Hansen
Joseph W. Hansen

Date: 12/11/2007

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